Exhibit 99.1
Wynn Resorts, Limited Reports Second Quarter 2017 Results

LAS VEGAS, July 25, 2017 — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the second quarter ended June 30, 2017.

Net revenues were $1.53 billion for the second quarter of 2017, an increase of 44.5%, or $470.9 million, from $1.06 billion for the same period of 2016. The increase was the result of $414.7 million from Wynn Palace, which opened in the third quarter of 2016, and increases of $43.4 million and $12.9 million from Wynn Macau and our Las Vegas Operations, respectively.

On a U.S. generally accepted accounting principles ("GAAP") basis, net income attributable to Wynn Resorts, Limited was $74.9 million, or $0.73 per diluted share, for the second quarter of 2017, an increase of 6.4%, or $4.5 million, from $70.4 million, or $0.69 per diluted share, for the same period of 2016. The increase in net income attributable to Wynn Resorts, Limited was primarily the result of income from Wynn Palace, partially offset by an increase in interest expense as the Company is no longer capitalizing interest on Wynn Palace, losses on extinguishment of debt and an increase in the Redemption Note fair value. Adjusted net income attributable to Wynn Resorts, Limited (1) was $120.9 million, or $1.18 per diluted share, for the second quarter of 2017, compared to $108.7 million, or $1.07 per diluted share, for the same period of 2016.

Adjusted Property EBITDA (2) was $430.0 million for the second quarter of 2017, an increase of 37.5%, or $117.3 million, from $312.7 million for the same period of 2016, primarily as a result of $87.4 million from Wynn Palace and increases of $20.0 million and $9.9 million from Wynn Macau and our Las Vegas Operations, respectively.

Wynn Resorts, Limited also announced today that the Company has approved a cash dividend of $0.50 per share, payable on August 22, 2017 to stockholders of record as of August 10, 2017.

Wynn Macau

Net revenues from Wynn Macau were $682.7 million for the second quarter of 2017, a 6.8% increase from $639.3 million for the same period of 2016. Adjusted Property EBITDA from Wynn Macau was $210.4 million for the second quarter of 2017, a 10.5% increase from $190.4 million for the same period of 2016.

Casino revenues from Wynn Macau were $654.7 million for the second quarter of 2017, a 7.4% increase from $609.8 million for the same period of 2016. Table games turnover in VIP operations was $16.02 billion, a 35.3% increase from $11.84 billion for the second quarter of 2016. VIP table games win as a percentage of turnover (calculated before commissions) was 3.53%, above the expected range of 2.7% to 3.0% and below the 3.98% experienced in the second quarter of 2016. Table drop in mass market operations was $1.07 billion, a 9.0% decrease from $1.17 billion for the second quarter of 2016. Table games win in mass market operations was $221.6 million, a 5.8% decrease from $235.2 million for the second quarter of 2016. Table games win percentage in mass market operations was 20.8%, above the 20.0% experienced in the second quarter of 2016. Slot machine handle was $867.9 million, a 7.6% increase from $806.5 million for the second quarter of 2016, while slot machine win increased 18.6% to $39.5 million.

Non-casino revenues before promotional allowances from Wynn Macau were $60.8 million for the second quarter of 2017, a 10.8% decrease from $68.1 million for the same period of 2016. Room revenues decreased 12.4%, to $25.7 million for the second quarter of 2017, from $29.3 million for the same period of 2016. Average daily rate ("ADR") was $258, a 19.6% decrease from $321 for the second quarter of 2016. Occupancy increased to 97.5% for the second quarter of 2017, from 91.5% for the same period of 2016. Revenue per available room ("REVPAR") was $252, a 14.3% decrease from $294 for the second quarter of 2016.

Wynn Palace

The Company opened Wynn Palace on August 22, 2016, with the second quarter of 2017 representing the third full quarter of operations for the resort.

Net revenues and Adjusted Property EBITDA from Wynn Palace were $414.7 million and $87.4 million, respectively, for the second quarter of 2017.

Casino revenues from Wynn Palace were $372.2 million for the second quarter of 2017. Table games turnover in VIP operations was $11.60 billion and table games win as a percentage of turnover (calculated before commissions) was 2.18%, below the expected range of 2.7% to 3.0%. Table drop in mass market operations was $729.0 million, table games win in mass market operations was $168.7 million and table games win percentage was 23.1%. Slot machine handle was $657.9 million and slot machine win was $34.8 million for the second quarter of 2017.

Non-casino revenues before promotional allowances from Wynn Palace were $79.5 million for the second quarter of 2017. Room revenues were $35.4 million with an ADR of $232, occupancy of 96.2% and REVPAR of $224.

Las Vegas Operations

Net revenues from our Las Vegas Operations were $431.9 million for the second quarter of 2017, a 3.1% increase from $419.1 million for the same period of 2016. Adjusted Property EBITDA from our Las Vegas Operations was $132.2 million, an 8.1% increase from $122.3 million for the second quarter of 2016.

Casino revenues from our Las Vegas Operations were $139.3 million for the second quarter of 2017, a 4.8% increase from $132.9 million for the same period of 2016. Table games drop was $419.3 million, a 1.9% decrease from $427.4 million for the second quarter of 2016. Table games win was $101.3 million, a 5.4% increase from $96.1 million for the second quarter of 2016. Table games win percentage was 24.2%, within the property’s expected range of 21% to 25% and above the 22.5% experienced in the second quarter of 2016. Slot machine handle was $764.8 million, a 1.9% increase from $750.4 million for the second quarter of 2016, while slot machine win increased 8.8% to $53.0 million.

Non-casino revenues before promotional allowances from our Las Vegas Operations were $332.2 million for the second quarter of 2017, a 1.5% increase from $327.4 million for the same period of 2016. Room revenues increased 1.4%, to $115.1 million for the second quarter of 2017, from $113.6 million for the same period of 2016. ADR was $302, a 1.9% decrease from $308 for the second quarter of 2016. Occupancy increased to 88.7% for the second quarter of 2017, from the 85.3% experienced in the same period of 2016. REVPAR was $268, a 1.9% increase from $263 for the second quarter of 2016. Food and beverage revenues increased 4.0%, to $160.1 million for the second quarter of 2017, compared to the same period of 2016. Entertainment, retail and other revenues decreased 4.9%, to $57.0 million for the second quarter of 2017, compared to the same period of 2016.

Wynn Boston Harbor Project in Massachusetts

The Company is currently constructing Wynn Boston Harbor, an integrated resort in Everett, Massachusetts, located adjacent to Boston along the Mystic River. The resort will contain a hotel, a waterfront boardwalk, meeting and convention space, casino space, a spa, retail offerings and food and beverage outlets. The total project budget, including gaming license fees, construction costs, capitalized interest, pre-opening expenses and land costs, is estimated to be approximately $2.4 billion. As of June 30, 2017, we have incurred $771.8 million in total project costs. We expect to open Wynn Boston Harbor in mid-2019.

Balance Sheet

Our cash and cash equivalents, restricted cash and investment securities at June 30, 2017 were $2.80 billion.

Total debt outstanding at the end of the quarter was $9.81 billion, including $3.82 billion of Macau related debt, $3.16 billion of Wynn Las Vegas debt and $2.83 billion at the parent company and other.

During the quarter, Wynn Las Vegas, LLC completed a cash tender offer and subsequent redemption of the $900 million 5 3/8% First Mortgage Notes due 2022 (the "2022 Notes"). In connection with this transaction, Wynn Las Vegas, LLC issued $900 million 5 1/4% Senior Notes due 2027 and used the net proceeds to cover the cost of extinguishing the 2022 Notes. As a result of these transactions, the Company recorded a $20.8 million loss on extinguishment of debt.
Conference Call and Other Information

The Company will hold a conference call to discuss its results including the results of Wynn Las Vegas, LLC on July 25, 2017 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

On August 14, 2017, the Company will make Wynn Las Vegas, LLC financial information for the quarter ended June 30, 2017 available to noteholders, prospective investors, broker-dealers and securities analysts. Please contact our investor relations office at 702-770-7555 or at investorrelations@wynnresorts.com, to obtain access to such financial information.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, our dependence on Stephen A. Wynn, general global political and economic conditions, adverse tourism trends, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction risks, extensive regulation of our business, pending or future legal proceedings, cybersecurity risk and our leverage and debt service. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted net income attributable to Wynn Resorts, Limited” is net income attributable to Wynn Resorts, Limited before pre-opening expenses, property charges and other, change in interest rate swap fair value, change in Redemption Note fair value, loss on extinguishment of debt, net of noncontrolling interests and taxes calculated using the specific tax treatment applicable to the adjustments based on their respective jurisdictions. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share are presented as supplemental disclosures to financial measures in accordance with GAAP because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and earnings per share computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) “Adjusted Property EBITDA” is net income before interest, taxes, depreciation and amortization, pre-opening expenses, property charges and other, management and license fees, corporate expenses and other (including intercompany golf course and water rights leases), stock-based compensation, loss on extinguishment of debt, change in interest rate swap fair value, change in Redemption Note fair value and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted Property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors, as well as a basis for determining certain incentive compensation. The Company also presents Adjusted Property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, Wynn Resorts’ calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, (ii) operating income (loss) to Adjusted Property EBITDA, and (iii) net income attributable to Wynn Resorts, Limited to Adjusted Property EBITDA.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating revenues:
Casino	$1,166,233	$742,659	$2,317,457	$1,475,389
Rooms	176,183	142,847	356,450	278,439
Food and beverage	194,113	170,631	346,953	301,075
Entertainment, retail and other	102,231	82,031	205,136	164,026
Gross revenues	1,638,760	1,138,168	3,225,996	2,218,929
Less: promotional allowances	(109,499)	(79,804)	(221,055)	(162,887)
Net revenues	1,529,261	1,058,364	3,004,941	2,056,042
Operating expenses:
Casino	763,241	470,372	1,503,457	922,912
Rooms	45,818	38,040	90,324	75,749
Food and beverage	117,010	105,727	210,388	185,147
Entertainment, retail and other	42,608	37,674	85,827	75,973
General and administrative	164,169	119,505	324,131	236,950
(Benefit) provision for doubtful accounts	(2,083)	2,478	(6,249)	3,184
Pre-opening	6,758	45,949	12,537	79,718
Depreciation and amortization	137,686	79,749	277,506	157,720
Property charges and other	7,165	11,331	10,201	12,852
Total operating expenses	1,282,372	910,825	2,508,122	1,750,205
Operating income	246,889	147,539	496,819	305,837
Other income (expense):
Interest income	7,080	2,783	13,551	6,262
Interest expense, net of amounts capitalized	(97,739)	(69,257)	(196,001)	(114,029)
Change in interest rate swap fair value	(283)	(1,036)	(1,054)	(2,861)
Change in Redemption Note fair value	(12,417)	7,982	(28,264)	2,979
Loss on extinguishment of debt	(22,287)	—	(22,287)	—
Equity in income from unconsolidated affiliates	—	—	—	16
Other	(11,840)	(1,462)	(17,947)	(1,945)
Other income (expense), net	(137,486)	(60,990)	(252,002)	(109,578)
Income before income taxes	109,403	86,549	244,817	196,259
Benefit (provision) for income taxes	(2,607)	2,893	(5,497)	(1,025)
Net income	106,796	89,442	239,320	195,234
Net income attributable to noncontrolling interests	(31,880)	(19,051)	(63,589)	(49,622)
Net income attributable to Wynn Resorts, Limited	$74,916	$70,391	$175,731	$145,612
Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$0.73	$0.69	$1.73	$1.44
Diluted	$0.73	$0.69	$1.72	$1.43
Weighted average common shares outstanding:
Basic	101,944	101,438	101,851	101,415
Diluted	102,494	101,881	102,274	101,792
Dividends declared per common share:	$0.50	$0.50	$1.00	$1.00

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income attributable to Wynn Resorts, Limited	$74,916	$70,391	$175,731	$145,612
Pre-opening expenses	6,758	45,949	12,537	79,718
Property charges and other	7,165	11,331	10,201	12,852
Change in interest rate swap fair value	283	1,036	1,054	2,861
Change in Redemption Note fair value	12,417	(7,982)	28,264	(2,979)
Loss on extinguishment of debt	22,287	—	22,287	—
Income tax impact on adjustments	(2,439)	(469)	(1,770)	(83)
Noncontrolling interests impact on adjustments	(493)	(11,585)	(934)	(19,778)
Adjusted net income attributable to Wynn Resorts, Limited	$120,894	$108,671	$247,370	$218,203
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.18	$1.07	$2.42	$2.14

Weighted average common shares outstanding - diluted	102,494	101,881	102,274	101,792

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30, 2017
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$153,711	$—	$24,600	$821	$26,818	$2,344	$2,104	$210,398
Wynn Palace	3,140	—	64,092	662	16,080	2,161	1,268	87,403
Other Macau	(2,996)	—	1,130	6	—	1,692	168	—
Total Macau Operations	153,855	—	89,822	1,489	42,898	6,197	3,540	297,801
Las Vegas Operations	60,868	272	45,155	5,683	12,263	7,496	473	132,210
Corporate and Other	32,166	6,486	2,709	(7)	(55,161)	7,240	6,567	—
Total	$246,889	$6,758	$137,686	$7,165	$—	$20,933	$10,580	$430,011

	Three Months Ended June 30, 2016
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$133,845	$—	$25,069	$1,082	$24,373	$3,196	$2,824	$190,389
Wynn Palace	(44,839)	39,339	5,322	178	—	—	—	—
Other Macau	(4,042)	—	721	1	—	2,324	996	—
Total Macau Operations	84,964	39,339	31,112	1,261	24,373	5,520	3,820	190,389
Las Vegas Operations	46,361	1,429	45,752	10,070	13,197	4,852	629	122,290
Corporate and Other	16,214	5,181	2,885	—	(37,570)	7,442	5,848	—
Total	$147,539	$45,949	$79,749	$11,331	$—	$17,814	$10,297	$312,679

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands) (unaudited)
(continued)

	Six Months Ended June 30, 2017
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$281,852	$—	$49,309	$1,536	$49,628	$5,202	$3,977	$391,504
Wynn Palace	28,011	—	128,687	760	34,751	4,546	2,504	199,259
Other Macau	(5,964)	—	2,261	6	—	3,369	328	—
Total Macau Operations	303,899	—	180,257	2,302	84,379	13,117	6,809	590,763
Las Vegas Operations	128,334	511	92,012	7,410	24,733	12,843	944	266,787
Corporate and Other	64,586	12,026	5,237	489	(109,112)	15,740	11,034	—
Total	$496,819	$12,537	$277,506	$10,201	$—	$41,700	$18,787	$857,550

	Six Months Ended June 30, 2016
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other (1)	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$270,027	$—	$49,843	$2,448	$47,136	$6,447	$5,733	$381,634
Wynn Palace	(75,378)	65,597	9,603	178	—	—	—	—
Other Macau	(9,133)	—	1,476	1	—	5,476	2,180	—
Total Macau Operations	185,516	65,597	60,922	2,627	47,136	11,923	7,913	381,634
Las Vegas Operations	91,373	2,135	90,946	10,241	25,522	9,690	1,407	231,314
Corporate and Other	28,948	11,986	5,852	—	(72,658)	14,384	11,488	—
Total	$305,837	$79,718	$157,720	$12,868	$—	$35,997	$20,808	$612,948

(1) Amounts previously presented as equity in income from unconsolidated affiliates have been combined with property charges and other to be consistent with current year presentation.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income attributable to Wynn Resorts, Limited	$74,916	$70,391	$175,731	$145,612
Net income attributable to noncontrolling interests	31,880	19,051	63,589	49,622
Pre-opening expenses	6,758	45,949	12,537	79,718
Depreciation and amortization	137,686	79,749	277,506	157,720
Property charges and other	7,165	11,331	10,201	12,852
Corporate expense and other	20,933	17,814	41,700	35,997
Stock-based compensation	10,580	10,297	18,787	20,808
Interest income	(7,080)	(2,783)	(13,551)	(6,262)
Interest expense, net of amounts capitalized	97,739	69,257	196,001	114,029
Change in interest rate swap fair value	283	1,036	1,054	2,861
Change in Redemption Note fair value	12,417	(7,982)	28,264	(2,979)
Loss on extinguishment of debt	22,287	—	22,287	—
Other expenses	11,840	1,462	17,947	1,945
Provision (benefit) for income taxes	2,607	(2,893)	5,497	1,025
Adjusted Property EBITDA	$430,011	$312,679	$857,550	$612,948

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Macau Operations:
Wynn Macau:
VIP:
Average number of table games	98	183	92	186
VIP turnover	$16,023,080	$11,841,200	$29,307,843	$25,311,139
VIP table games win	$566,091	$470,976	$1,005,002	$849,628
VIP table games win as a % of turnover	3.53%	3.98%	3.43%	3.36%
Table games win per unit per day (1)	$63,735	$28,239	$60,129	$25,052
Mass market:
Average number of table games	205	238	204	242
Table drop (2)	$1,067,718	$1,173,234	$2,204,614	$2,383,334
Table games win	$221,567	$235,197	$434,471	$482,697
Table games win %	20.8%	20.0%	19.7%	20.3%
Table games win per unit per day (1)	$11,903	$10,853	$11,755	$10,974
Average number of slot machines	917	775	901	778
Slot machine handle	$867,889	$806,453	$1,724,572	$1,902,790
Slot machine win	$39,531	$33,330	$78,085	$83,771
Slot machine win per unit per day (3)	$474	$472	$479	$591
Room statistics:
Occupancy	97.5%	91.5%	96.6%	93.1%
ADR (4)	$258	$321	$262	$323
REVPAR (5)	$252	$294	$253	$300

Wynn Palace (6):
VIP:
Average number of table games	105	—	98	—
VIP turnover	$11,604,672	$—	$22,646,354	$—
VIP table games win	$252,641	$—	$587,383	$—
VIP table games win as a % of turnover	2.18%	—%	2.59%	—%
Table games win per unit per day (1)	$26,541	$—	$33,141	$—
Mass market:
Average number of table games	202	—	206	—
Table drop (2)	$729,006	$—	$1,499,024	$—
Table games win	$168,746	$—	$336,373	$—
Table games win %	23.1%	—%	22.4%	—%
Table games win per unit per day (1)	$9,203	$—	$9,019	$—
Average number of slot machines	1,025	—	1,011	—
Slot machine handle	$657,850	$—	$1,315,430	$—
Slot machine win	$34,814	$—	$68,748	$—
Slot machine win per unit per day (3)	$373	$—	$376	$—
Room statistics:
Occupancy	96.2%	—%	95.9%	—%
ADR (4)	$232	$—	$245	$—
REVPAR (5)	$224	$—	$235	$—

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(continued) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Las Vegas Operations:
Average number of table games	234	237	235	237
Table drop (2)	$419,338	$427,418	$877,935	$902,580
Table games win	$101,300	$96,138	$232,147	$221,184
Table games win %	24.2%	22.5%	26.4%	24.5%
Table games win per unit per day (1)	$4,749	$4,450	$5,448	$5,121
Average number of slot machines	1,836	1,885	1,871	1,887
Slot machine handle	$764,786	$750,380	$1,530,700	$1,467,840
Slot machine win	$53,017	$48,742	$102,735	$98,327
Slot machine win per unit per day (3)	$317	$284	$303	$286
Room statistics:
Occupancy	88.7%	85.3%	87.1%	83.5%
ADR (4)	$302	$308	$308	$303
REVPAR (5)	$268	$263	$268	$253

(1) Table games win per unit per day is shown before discounts and commissions, as applicable.
(2) In Macau, table drop is the amount of cash that is deposited in a gaming table’s drop box plus cash chips purchased at the casino cage. In Las Vegas, table drop is the amount of cash and net markers issued that are deposited in a gaming table’s drop box.
(3) Slot machine win per unit per day is calculated as gross slot machine win minus progressive accruals and free play.
(4) ADR is average daily rate and is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms.
(5) REVPAR is revenue per available room and is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms available.
(6) Wynn Palace opened on August 22, 2016.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Robert Amerine
702-770-7555
investorrelations@wynnresorts.com